Exhibit 99.1

FOR IMMEDIATE RELEASE

Omnicom Group Reports Fourth Quarter and Full Year 2014 Results

NEW YORK, February 10, 2015 - Omnicom Group Inc. (NYSE:OMC) today announced that its worldwide revenue in the fourth quarter of 2014 increased 3.4% to $4,195.1 million from $4,058.1 million in the fourth quarter of 2013. Domestic revenue for the fourth quarter of 2014 increased 8.8% to $2,239.1 million compared to $2,058.6 million in the fourth quarter of 2013. International revenue decreased 2.2% to $1,956.0 million compared to $1,999.5 million in the fourth quarter of 2013.

For the quarter ended December 31, 2014, organic growth increased revenue 5.9%, acquisitions, net of dispositions increased revenue 0.6%, while the impact of foreign exchange rates decreased revenue 3.1% when compared to the fourth quarter of 2013.

Across our regional markets, organic revenue in the fourth quarter of 2014 increased 8.3% in North America, 6.2% in the United Kingdom, 1.2% in the Euro Markets and Other Europe, 3.2% in Asia Pacific and 14.1% in Africa/Middle East, while Latin America decreased 0.5% when compared to the same quarter of 2013.

The change in organic revenue in the fourth quarter of 2014 as compared to the fourth quarter of 2013 in our four fundamental disciplines was as follows: advertising increased 8.5%, CRM increased 1.0%, public relations increased 8.5% and specialty communications increased 9.4%.

For the fourth quarter of 2014, Omnicom’s earnings before interest, taxes and amortization of intangibles (“EBITA”), a non-GAAP financial measure, increased $33.7 million, or 5.9%, to $609.4 million from $575.7 million in the fourth quarter of 2013. Our EBITA margin increased to 14.5% for the fourth quarter of 2014 compared to 14.2% for the fourth quarter of 2013.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Operating income in the fourth quarter of 2014 increased $28.2 million, or 5.1%, to $579.4 million from $551.2 million in the fourth quarter of 2013 and operating margin in the fourth quarter of 2014 increased to 13.8% versus 13.6% in the fourth quarter of 2013.

Omnicom’s net income for the fourth quarter of 2014 increased $29.0 million, or 9.7%, to $329.5 million from $300.5 million in the fourth quarter of 2013. Diluted net income per common share in the fourth quarter increased 17 cents, or 15.0% to $1.30 per share versus $1.13 per share during the fourth quarter of 2013.

Fourth quarter 2013 results include $13.3 million of pre-tax charges related to Omnicom’s proposed merger with Publicis Groupe, S.A. (“Publicis”), which were primarily comprised of professional fees. On May 8, 2014, Omnicom and Publicis entered into a termination agreement under which Omnicom and Publicis mutually agreed to terminate their proposed merger.

Excluding the impact of these expenses, in the fourth quarter of 2013: EBITA was $589.0 million, EBITA margin was 14.5%, operating income was $564.5 million, operating margin was 13.9%, net income was $313.8 million and diluted net income per common share was $1.18 per share.

Full Year

Worldwide revenue for the twelve months ended December 31, 2014 increased 5.0% to $15,317.8 million from $14,584.5 million in the same period in 2013. Domestic revenue for the twelve months ended December 31, 2014 increased 7.7% to $8,152.7 million from $7,569.7 million in the same period in 2013. International revenue for the twelve months ended December 31, 2014 increased 2.1% to $7,165.1 million from $7,014.8 million in the same period in 2013.

For the twelve months ended December 31, 2014, organic growth increased revenue 5.7% when compared to the same period in 2013, acquisitions, net of dispositions increased revenue 0.1% and the impact of foreign exchange rates decreased revenue 0.8%.

Omnicom Group Inc.

Across our regional markets for the twelve months ended December 31, 2014, organic revenue increased 7.5% in North America, 5.2% in the United Kingdom, 1.0% in the Euro Markets and Other Europe, 4.5% in Asia Pacific, 4.0% in Latin America and 10.1% in Africa/Middle East when compared to the same period in 2013.

The change in organic revenue for 2014 compared to 2013 in our four fundamental disciplines was as follows: advertising increased 9.1%, CRM increased 1.9%, public relations increased 4.1% and specialty communications increased 3.1%.

Omnicom’s EBITA for the twelve months ended December 31, 2014 increased $125.1 million, or 6.5%, to $2,051.2 million from $1,926.1 million in the same period in 2013. EBITA margins increased to 13.4% for the twelve months of 2014 versus 13.2% during the same period of 2013.

Operating income for the twelve months ended December 31, 2014 increased $118.8 million, or 6.5%, to $1,944.1 million compared to $1,825.3 million in the same period in 2013. Our operating margin for the twelve months of 2014 increased to 12.7% from 12.5% versus the twelve months of 2013.

Net income for the twelve months ended December 31, 2014 increased $112.9 million, or 11.4%, to $1,104.0 million from $991.1 million in the same period in 2013.

Omnicom’s diluted net income per common share for the twelve months ended December 31, 2014 increased 53 cents, or 14.3%, to $4.24 per share, compared to $3.71 per share for the twelve months of 2013.

Full year 2013 results include $41.4 million of pre-tax charges related to Omnicom’s terminated merger with Publicis, which were primarily comprised of professional fees.

Omnicom Group Inc.

Full year 2014 results include $8.8 million of pre-tax charges in connection with the proposed merger with Publicis, which are primarily comprised of professional fees. In addition, the effective tax rate for 2014 reflects the recognition of an income tax benefit of $11.4 million related to previously incurred expenses for the proposed merger with Publicis. The net impact of these items on net income available to common shareholders in the twelve months ended December 31, 2014 was $2.5 million and the impact on diluted earnings per common share was $0.01 per common share.

Excluding the impact of these expenses, for the twelve months of 2013: EBITA was $1,967.5 million, EBITA margin was 13.5%, operating income was $1,866.7 million, operating margin was 12.8%, net income was $1,026.0 million and diluted net income per common share was $3.84 per share.

Omnicom Group Inc. (NYSE:OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

For a live webcast and/or a replay of our fourth quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Contacts

Investor Relations:	Media:
Shub Mukherjee, 212-415-3011	Benjamin Bourinat, 212-415-3452
shub.mukherjee@omnicomgroup.com	benjamin.bourinat@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended December 31

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2014	2013

Revenue	$4,195.1	$4,058.1
Operating Expenses, excluding amortization of intangibles	3,585.7	3,482.4
EBITA (a) (b)	609.4	575.7
Less: Amortization of Intangibles	30.0	24.5
Operating Income (a)	579.4	551.2
Net Interest Expense	30.0	39.8
Income before income taxes (a)	549.4	511.4
Income tax expense (a)	182.2	176.3
Income from equity method investments	5.7	5.4
Net income	372.9	340.5
Less: Net income allocated to noncontrolling interests	43.4	40.0
Net income - Omnicom Group Inc.	329.5	300.5
Less: Net income allocated to participating securities	5.6	7.0
Net income available for common shares (a)	$323.9	$293.5
Net income per common share - Omnicom Group Inc.
Basic	$1.30	$1.14
Diluted (a)	$1.30	$1.13
Weighted average shares (in millions)
Basic	249.0	258.5
Diluted	249.9	260.6
Dividend declared per common share	$ 0.50	$ 0.40

(a)	Fourth quarter 2013 amounts include $13.3 million of pre-tax expenses incurred in connection with Omnicom’s proposed merger with Publicis, which are primarily comprised of professional fees. The net impact of these items on net income available to common shareholders was $13.0 million. The impact on diluted earnings per common share was $0.05 per common share during the period presented.
(b)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Consolidated Statements of Income

Twelve Months Ended December 31

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2014	2013

Revenue	$15,317.8	$14,584.5
Operating Expenses, excluding amortization of intangibles	13,266.6	12,658.4
EBITA (a) (b) (c)	2,051.2	1,926.1
Less: Amortization of Intangibles	107.1	100.8
Operating Income (a) (b)	1,944.1	1,825.3
Net Interest Expense	134.1	164.4
Income before income taxes (a) (b)	1,810.0	1,660.9
Income tax expense (a) (b)	593.1	565.2
Income from equity method investments	16.2	15.9
Net income	1,233.1	1,111.6
Less: Net income allocated to noncontrolling interests	129.1	120.5
Net income - Omnicom Group Inc.	1,104.0	991.1
Less: Net income allocated to participating securities	20.4	25.1
Net income available for common shares (a) (b)	$1,083.6	$966.0
Net income per common share - Omnicom Group Inc.
Basic	$4.27	$3.73
Diluted (a) (b)	$4.24	$3.71
Weighted average shares (in millions)
Basic	253.9	258.9
Diluted	255.3	260.4
Dividend declared per common share	$1.90	$1.60

(a)	Full year 2014 amounts include $8.8 million of pre-tax expenses incurred in connection with Omnicom’s proposed merger with Publicis, which are primarily comprised of professional fees. In addition, full year income tax expense for 2014 includes the recognition of an income tax benefit of $11.4 million related to previously incurred expenses for the proposed merger with Publicis. On May 8, 2014, the proposed merger with Publicis was terminated. Prior to the termination of the merger, the majority of the merger costs were capitalized for income tax purposes and the related tax benefits were not recorded. Because the merger was terminated, for income tax purposes, the merger costs were no longer required to be capitalized and as a result, we recorded a tax benefit related to the expenses that were previously incurred. The net impact of these items on net income available to common shareholders was $2.5 million. The impact on diluted earnings per common share was $0.01 per common share during the period presented.
(b)	Full year 2013 amounts include $41.4 million of pre-tax expenses incurred in connection with Omnicom's proposed merger with Publicis, which are primarily comprised of professional fees. In addition, full year income tax expense for 2013 includes the recognition of an income tax benefit of $6.5 million. The net impact of these items on net income available to common shareholders was $34.0 million. The impact on diluted earnings per common share was $0.13 per common share during the period presented.

(c)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

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